Exhibit 99.1

FOR IMMEDIATE RELEASE: AUGUST 19, 2014

LEGGETT & PLATT REACHES TENTATIVE SETTLEMENT OF ANTITRUST CLAIMS

Carthage, MO, August 19, 2014 —

•	Tentative agreement reached to settle U.S. polyurethane foam direct purchaser class portion of antitrust cases for $39.8 million (pre-tax)

•	3Q EPS impact expected to be approximately $.18 per share

•	The company denies all allegations, but has settled to avoid the uncertainty, expense and distraction of litigation

•	Apart from this charge, Leggett reiterated its 2014 EPS guidance issued in July

Leggett & Platt expects to record a $39.8 million (pre-tax), or approximate $.18 per share, third quarter accrual for the settlement of the U.S. direct purchaser class portion of the polyurethane foam antitrust claims filed against the company and numerous other defendants. This claim is partially related to the former Prime Foam Products business, which was sold in the first quarter of 2007. Accordingly, approximately one-quarter of the charge is expected to be reflected in discontinued operations. Apart from this charge, the company reiterated the underlying full year EPS guidance issued in July.

As previously disclosed, Leggett & Platt, along with many other companies, is a defendant in a series of civil antitrust lawsuits involving the sale of polyurethane foam. The company continues to deny all allegations in all of the cases, but has reached a tentative settlement in the U.S. direct purchaser class cases to avoid the uncertainty, expense and distraction of litigation. The company has agreed to pay a total amount of $39.8 million, including plaintiff attorneys’ fees and costs. The settlement is subject to Court approval.

Leggett remains a defendant in other previously disclosed antitrust cases involving the sale of polyurethane foam. Because of the complexity involved in the remaining cases, we are unable to reasonably determine the probable outcome or the amount of loss, or range of loss associated with these cases. However, we believe the remaining cases collectively represent lower total sales of polyurethane foam from Leggett & Platt than the cases included in this settlement.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 131-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable bed bases; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements are identified either by the context in which they appear or by use of words such as “expected” or “expects.” These statements involve uncertainties and risks, including the preliminary nature of estimates related to goodwill impairment and the possibility that the estimates may change as the company’s analysis develops and additional information is obtained, the possibility of long-lived asset impairment associated with the Store Fixtures business, the pursuit of different strategic alternatives for the Store Fixtures business, the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

- David M. DeSonier, Senior Vice President of Strategy and Investor Relations

- Susan R. McCoy, Staff Vice President of Investor Relations

P. O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

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